  Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of CBL & Associates Properties, Inc., on Form S-3 of our report dated December 11, 2005 (which report includes an explanatory paragraph relating to the purpose of such financial statements) related to the statements of certain revenues and certain operating expenses of Lafayette Associates L.L.C. (d/b/a The Mall of Acadiana) for the year ended December 31, 2004, appearing in the Current Report on Form 8-K of CBL & Associates Properties, Inc. filed on January 18, 2006 and to the reference to us under the heading “Experts” in such prospectus.

Detroit, Michigan
January 18, 2006

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